Exhibit 99.1

Inspire Medical Systems, Inc. Announces First Quarter 2022 Financial Results and Updates 2022 Outlook

Inspire Reports Year-over-Year Revenue Growth of 72% in the First Quarter

MINNEAPOLIS, Minnesota - May 3, 2022 - Inspire Medical Systems, Inc. (NYSE: INSP) (Inspire), a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea, today reported financial results for the quarter ended March 31, 2022.

Recent Business Highlights
•Generated revenue of $69.4 million in the first quarter of 2022, a 72% increase over the same quarter last year
•Achieved gross margin of 85.6% in the first quarter of 2022
•Activated 74 new centers in the U.S. in the first quarter of 2022, bringing the net total to 733 U.S. medical centers providing Inspire therapy
•Created 17 new U.S. sales territories in the first quarter of 2022, bringing the total to 174 U.S. sales territories

"The Inspire team’s performance in the first quarter resulted in a very strong beginning to the fiscal year, overcoming a challenging start in January and early February due to typical seasonality and the COVID Omicron surge," said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. "The team was able to ramp up procedures and establish momentum in the second half of the quarter, and we are confident that these positive growth trends will continue for the remainder of the year. Therefore, we are raising our full year 2022 revenue guidance to between $336 million to $344 million, an increase from our prior guidance of $318 million to $326 million."

"One key factor driving the growth achieved during the quarter was the performance of our Advisor Care Program (ACP), which over 80% of the centers in the U.S. are currently leveraging. During the first quarter, we experienced a significant increase in the number of patient appointments generated through the ACP,” continued Mr. Herbert. “Moreover, we expanded our direct-to-consumer strategy by implementing national ad buys at the beginning of the year which resulted in a sharp rise in web activity that drove patient contacts to the ACP. Importantly, based on feedback derived from the ACP, we have come to understand that long sleep study wait times are a challenge for many patients. As such, we recently partnered with two privately held companies, EnsoData and Ognomy, to utilize innovative digital tools to further streamline the process for patients to receive Inspire therapy.”

“Our international business also continues to gain momentum. In Europe, despite significant impact from the COVID resurgence in the beginning of the year, we experienced a strong rebound in the second half of the quarter, primarily in Germany. Moreover, we are proud to have recently completed the first Inspire case in the United Kingdom and have been notified that the French authorities have approved Inspire therapy for reimbursement. We will work with the French authorities to establish the reimbursement levels over the next several quarters. In Asia, we continue to train a growing group of surgeons in Japan and are scheduling additional cases, though the COVID resurgence impacted this region, as well. Finally, the first Inspire cases are scheduled to be conducted in Singapore in the current quarter,” concluded Mr. Herbert.

During the quarter, Inspire activated 74 new centers, and deactivated 25 inactive centers, bringing the net total to 733 U.S. medical centers implanting Inspire therapy as of March 31, 2022. Inspire also added 17 new territories, bringing the total to 174 territories in the U.S.

First Quarter 2022 Financial Results

Revenue was $69.4 million for the three months ended March 31, 2022, a 72% increase from $40.4 million in the corresponding period in the prior year. U.S. revenue for the quarter was $66.4 million, an increase of 76% as compared to the prior year quarter. First quarter revenue outside the U.S. was $3.0 million, an increase of 14% as compared to the first quarter of 2021.

Gross margin increased to 85.6% for the three months ended March 31, 2022, compared to 85.2% for the corresponding prior year period, with the improvement primarily due to higher sales volumes and manufacturing efficiencies.

Operating expense increased to $75.4 million for the first quarter of 2022, as compared to $50.1 million in the corresponding prior year period, an increase of 51%. This planned increase primarily reflected ongoing investments in the expansion of the U.S. and European sales organizations, direct-to-patient marketing programs, and continued product development efforts, as well as increased general corporate costs.

Net loss was $16.7 million for the first quarter of 2022, as compared to $16.2 million in the corresponding prior year period. The diluted net loss per share for the first quarter of 2022 was $0.61 per share, as compared to $0.60 in the prior year period.

As of March 31, 2022, cash, cash equivalents and investments were $213.1 million, compared to $224.4 million at December 31, 2021.

Full Year 2022 Guidance

Given the positive trends during the first quarter, Inspire is increasing its full year 2022 revenue guidance to between $336 million to $344 million, which would represent growth of 44% to 47% over full year 2021 revenue of $233.4 million. This compares to the prior revenue guidance of $318 million to $326 million.

The Company is maintaining its full year 2022 gross margin guidance of 85% to 86%, its guidance relating to the opening of new U.S. medical centers of 52 to 56 per quarter for the remainder of the year, and its guidance related to the addition of new territories of 11 to 12 new territories per quarter for the remainder of the year.

Webcast and Conference Call

Inspire’s management will host a conference call after market close today, Tuesday, May 3, 2022, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, May 3rd at 5:00 p.m. Eastern Time:
Domestic:            800-344-0786
International:            209-905-5969
Conference ID:            5029338
Webcast:            https://edge.media-server.com/mmc/p/inp4vfpu

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems

Inspire is a medical technology company focused on the development and commercialization of innovative, minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding full year 2022 financial outlook, our expectations to activate new U.S. medical centers and add new territories per quarter in 2022 and the impact of such additions, and our strategy and investments to grow and scale our business, including those relating to the expected benefits of the strategic investments. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S.; future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; the impact of the ongoing and global COVID-19 pandemic; general and international economic, political, and other risks, including currency and stock market fluctuations and the uncertain economic environment; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to enhance our Inspire system, expand our indications and develop and commercialize additional products; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our dependence on third-party suppliers, contract manufacturers and shipping carriers; consolidation in the healthcare industry; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; risks associated with international operations; our ability to manage our growth; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; risk of product liability claims; risks related to information technology and cybersecurity; risk of damage to or interruptions at our facilities; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and the timing or likelihood of regulatory filings and approvals. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 to be filed with the SEC, and as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and the Investors page of our website at www.inspiresleep.com. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue	$69,382	$40,352
Cost of goods sold	10,004	5,981
Gross profit	59,378	34,371
Operating expenses:
Research and development	11,870	8,154
Selling, general and administrative	63,564	41,906
Total operating expenses	75,434	50,060
Operating loss	(16,056)	(15,689)
Other expense (income):
Interest income	(34)	(57)
Interest expense	527	523
Other expense, net	45	38
Total other expense	538	504
Loss before income taxes	(16,594)	(16,193)
Income taxes	100	23
Net loss	(16,694)	(16,216)
Other comprehensive loss:
Unrealized loss on investments	(143)	(20)
Total comprehensive loss	$(16,837)	$(16,236)
Net loss per share, basic and diluted	$(0.61)	$(0.60)
Weighted average common shares used to compute net loss per share, basic and diluted	27,517,268	27,144,361

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021

Assets
Current assets:
Cash and cash equivalents	$203,291	$214,467
Accounts receivable, net of allowance for credit losses of $99 and $99, respectively	34,544	34,179
Inventories	22,198	17,231
Prepaid expenses and other current assets	2,444	2,660
Total current assets	262,477	268,537
Investments, long-term	9,796	9,938
Property and equipment, net	9,334	8,486
Operating lease right-of-use asset	7,659	7,919
Other non-current assets	454	204
Total assets	$289,720	$295,084
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$17,022	$11,665
Accrued expenses	13,896	20,454
Notes payable, current portion	12,250	9,188
Total current liabilities	43,168	41,307
Notes payable, non-current portion	12,798	15,799
Operating lease liability, non-current portion	8,553	8,796
Other non-current liabilities	146	134
Total liabilities	64,665	66,036
Stockholders' equity:
Preferred Stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock, $0.001 par value per share; 200,000,000 shares authorized; 27,568,004 and 27,416,106 issued and outstanding at March 31, 2022 and December 31, 2021, respectively	28	27
Additional paid-in capital	521,308	508,465
Accumulated other comprehensive loss	(198)	(55)
Accumulated deficit	(296,083)	(279,389)
Total stockholders' equity	225,055	229,048
Total liabilities and stockholders' equity	$289,720	$295,084